EXHIBIT 99.1





Hollywood Entertainment Corporation Announces 144A
Offering of High Yield Notes

PORTLAND, Ore., July 21 /PRNewswire/ -- Hollywood Entertainment Corporation (Nasdaq:NNM - news), dba Hollywood Video, a chain of 661 corporate owned video superstores operating in 33 states as of June 30, 1997, announced today that it plans to offer $200 million aggregate principal amount of Senior Subordinated Notes due 2004 (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Company intends to use the net proceeds from the sale of the Notes to repay the amount outstanding under the Company's existing revolving credit facility ($101.0 million at March 31, 1997), to fund expansion and for working capital and other general corporate purposes.

The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements thereof. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Hollywood Entertainment Corporation owns and operates 661 video retail superstores in 33 states as of June 30, 1997 and is the second largest video retailer in the United States, with revenue of $347.7 million for the twelve months ended March 31, 1997.


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SOURCE: Hollywood Entertainment Corporation
Contact: Doug Gordon, Senior Vice President of Finance, Hollywood Entertainment Corporation, 503-570-1600